Exhibit 99.1

Press Release

Media Contact:	Nancy Welsh
319.295.2123
nkwelsh@rockwellcollins.com

Investor Contact:	David Brehm
319.295.7575
investorrelations@rockwellcollins.com

Rockwell Collins reports EPS of 43 cents for the third quarter of FY 2003 remains confident of achieving full year EPS of $1.40 to $1.45 after one-time gain

CEDAR RAPIDS, Iowa (July 17, 2003) – Rockwell Collins, Inc. (NYSE: COL) today reported net income for the third quarter of fiscal year 2003 of $77 million, an increase of $17 million from the same period last year. Earnings per share for the third quarter of fiscal year 2003 were 43 cents, an increase of 10 cents from the 33 cents reported last year. Included in earnings for the current quarter was a one-time gain of $12 million after-tax (7 cents per share) that was recorded after receiving a favorable tax ruling from the Internal Revenue Service related to the elimination of an excise tax for an over funded life insurance fund.

Sales for the third quarter of fiscal year 2003 were $620 million versus $623 million in the same period a year ago. Cash flow from operations for the first nine months of fiscal year 2003 was $203 million versus $231 million reported for the first nine months last year. Free cash flow for the first nine months of fiscal year 2003 was $163 million versus $197 million reported for the same period last year. A table reconciling cash flow from operating activities to free cash flow is included in the condensed cash flow information in this release.

“The company’s strong quarterly results were driven by the continued outstanding performance of our Government Systems business, where year over year sales rose 15% and operating margins were in excess of 18% for the fourth consecutive quarter,” said Rockwell

Collins Chairman, President and Chief Executive Officer Clay Jones.  “Once again, the strength of our Government Systems business has offset the weakness in our Commercial Systems’ markets. This reinforces the value of our company’s balanced business model.”

Following is a discussion of sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics and in-flight entertainment products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, reported third quarter sales of $291 million, a decrease of $45 million or 13% from the same period last year. The Airshow, Inc., acquisition provided $14 million of incremental sales in the current quarter.

Sales of commercial avionics to air transport OEM’s declined in the current quarter due to lower new aircraft build rates. Aftermarket sales to the air transport market in the current quarter were comparable to sales for the same period last year. Sales of in-flight entertainment products declined in the current quarter due to the anticipated reduction in wide body aircraft build rates and lower retrofit activity.

As anticipated, sales of commercial avionics to the business jet marketplace declined significantly in the current quarter due to lower new aircraft build rates. The decline was partially offset by higher sales of regional jet avionics compared to the same period last year due to the occurrence of a strike at Bombardier in 2002.

Commercial Systems’ operating margin for the third quarter of fiscal year 2003 declined to 12.0%, compared with 13.1% for the same period in 2002. This margin decline was primarily a result of higher marketing expenses on lower sales volume.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance and communications products and services to the United States government, foreign militaries and manufacturers of military platforms, reported third quarter sales of $329 million, an increase of $42 million or 15% from the same period last year. The sales increase is attributable to the Joint Tactical Radio System (JTRS) and the Joint Strike Fighter (JSF) development programs along with higher sales in GPS navigation products.

Government Systems’ operating margin for the third quarter of fiscal year 2003 increased to 19.5% compared with 17.4% for the same period in fiscal year 2002. This increase in margins was a result of the business holding its operating expenses flat on higher sales volume along with the continued shift from company-funded to customer-funded research and development expenses, which more than offset the lower operating margins on the JTRS and JSF development contracts.

Corporate

The third quarter of fiscal year 2003 benefited from a pre-tax gain of $20 million (after-tax gain of $12 million, or 7 cents per share) after receiving a favorable tax ruling from the Internal Revenue Service related to the elimination of an excise tax for an over funded life insurance reserve fund.

The third quarter of fiscal year 2002 benefited from a favorable resolution of a legal matter associated with the sale of a business which increased earnings per share by approximately 1 cent.

Business Highlights

•      Rockwell Collins was selected by Boeing to provide key avionics and support for the new 767 Tanker Transport program. The 100 aircraft global tanker program is anticipated to be worth $260 million in sales to Rockwell Collins over a 10 year period. The U.S. Department of Defense has approved the lease of 100 KC-767A tankers. The lease details are being reviewed by Congress.

•      VT Merlin Communications awarded Rockwell Collins a communications solutions contract for the U.K. Defence High Frequency Communications Service program. Under this contract, valued at $30 million, the company will provide high frequency radios, command and control software and support services over a 15 year period.

•      The US Army Communications-Electronics Command (CECOM) selected Rockwell Collins as the standard supplier of GPS engines to the U.S. Army enabling support of soldiers on the three-dimensional digital battle space. The two-year contract has an estimated value of $30 million assuming the exercise of additional options.

•      AVIC I Commercial Aircraft Co. (ACAC) Ltd. of China has selected Rockwell Collins to use the Pro Line 21 avionics package and act as the avionics system integrator for its new ARJ21 regional jet. ACAC has estimated the market for this 79 to 99 seat regional aircraft in China and globally at 500 aircraft.

•      The Pro Line 21 advanced avionics system received U.S. Federal Aviation Administration and Transport Canada certification onboard the new Bombardier Challenger 300 super-midsize aircraft. Pro Line 21 will provide advanced avionics such as four 12 by 10-inch liquid crystal flight displays, TCAS II, turbulence-detection weather radar and 3-D Flight Management System navigation maps to the aircraft.

•      Boeing selected Rockwell Collins to supply global airborne information management equipment which will provide a variety of operational, crew and passenger capabilities, including email and Internet access for its e-Enabled Advantage initiative which was unveiled at the Paris Air Show in June.

Fiscal Year 2003 Outlook

For fiscal year 2003, the company continues to anticipate revenues of approximately $2.55 billion and earnings per share between $1.40 and $1.45 after including the one-time gain of 7 cents per share related to a favorable tax ruling regarding an over funded life insurance reserve fund recorded in the third quarter.

Free cash flow for fiscal year 2003 is now projected to be $15 million higher than our previous guidance due to an anticipated reduction in capital expenditures for the year from $95 million to $80 million. Free cash flow is now anticipated to be in the range of $240 to $290 million for fiscal year 2003. Free cash flow consists of cash flow from operations, which is projected to be in the range of $315 to $365 million, less capital expenditures of approximately $80 million plus proceeds from the disposition of property of approximately $5 million.

Conference Call and Webcast Details

Rockwell Collins’ Chairman, President and CEO Clay Jones and Senior Vice President and CFO Larry Erickson will conduct an earnings conference call at 9 a.m. EDT on July 17, 2003. Individuals may listen on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through August 18, 2003.

Rockwell Collins is a world leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. Additional information is available at www.rockwellcollins.com.

This press release contains statements (including certain projections and business forecasts) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to the length of the war in Iraq, the consequence of past and future terrorist attacks; political turmoil in the Middle East; the timing related to restoring consumer confidence in air travel; the health of the global economy as well as the commercial aerospace industry; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the company competes; demand for and market acceptance of new and existing products; potential cancellation or delay of orders by our customers; customer bankruptcies; labor work stoppages; market performance of our pension assets; recruitment and retention of qualified personnel; our ability to successfully execute to our internal performance plans; favorable outcomes of certain customer procurements and Congressional approvals; changes to government policies and regulations; new aircraft build rates; product reliability and cost of repairs; successful execution of our acquisition, strategic and integration plans; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

ROCKWELL COLLINS, INC.

SALES AND EARNINGS INFORMATION

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30		Nine Months Ended June 30

	2003	2002	2003	2002
Sales
Commercial Systems	$291	$336	$918	$1,014
Government Systems	329	287	881	780
Total sales	$620	$623	$1,799	$1,794

Segment operating earnings
Commercial Systems	$35	$44	$106	$130
Government Systems	64	50	167	132
Total segment operating earnings	99	94	273	262

Interest expense	(1)	(1)	(3)	(4)
Earnings from equity affiliates	1	1	3	1
Restructuring adjustment	—	—	—	4
General corporate – net (1)	11	(6)	(9)	(22)
Income before income taxes	110	88	264	241

Income tax provision	(33)	(28)	(79)	(75)
Net income	$77	$60	$185	$166

Diluted earnings per share	$0.43	$0.33	$1.03	$0.90

Average diluted shares outstanding	179.1	184.8	180.0	184.4

(1)              For the three and nine months ended June 30, 2003, general corporate – net includes a pre-tax gain of $20 million related to a favorable tax ruling received from the Internal Revenue Service regarding the elimination of an excise tax for an over funded life insurance reserve fund received by the Company in connection with its spin-off from Rockwell International.

ROCKWELL COLLINS, INC.

COMPOSITION OF SALES

(Unaudited)

(in millions)

	Three Months Ended June 30		Nine Months Ended June 30
	2003	2002	2003	2002
Commercial avionics and other	$232	$250	$714	$773
In-flight entertainment	59	86	204	241
Defense electronics	329	287	881	780
Total sales	$620	$623	$1,799	$1,794

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	June 30, 2003	September 30, 2002
Assets
Cash	$58	$49
Receivables	489	524
Inventories	676	653
Current deferred income taxes	188	191
Income taxes receivable	21	—
Other current assets	49	21
Total current assets	1,481	1,438

Property	396	411
Intangible assets	116	124
Goodwill	330	332
Other assets	197	255
Total assets	$2,520	$2,560

Liabilities and shareowners’ equity

Short-term debt	$114	$132
Accounts payable	150	204
Compensation and benefits	197	219
Income taxes payable	—	20
Product warranty costs	134	141
Other current liabilities	334	327
Total current liabilities	929	1,043

Retirement benefits	470	495
Other liabilities	33	35

Shareowners’ equity	1,088	987
Total liabilities and shareowners’ equity	$2,520	$2,560

ROCKWELL COLLINS, INC.

CONDENSED CASH FLOW INFORMATION

(Unaudited)

(in millions)

	Nine Months Ended June 30
	2003	2002
Operating activities:
Net income	$185	$166
Adjustments to arrive at cash provided by operating activities:
Depreciation and amortization	79	73
Pension plan contributions	(45)	(44)
Receivables	43	126
Inventories	(17)	37
Accounts payable	(56)	(84)
Compensation and benefits	8	(35)
Other	6	(8)
Cash provided by operating activities	203	231

Investing activities:
Capital expenditures	(44)	(40)
Acquisition of businesses, net of cash acquired	2	(31)
Investment in equity affiliates	(5)	—
Proceeds from the disposition of a business	—	15
Proceeds from the disposition of property	4	6
Cash used for investing activities	(43)	(50)

Financing activities:
Net decrease in short-term borrowings	(18)	(122)
Proceeds from the exercise of stock options	15	16
Purchase of treasury stock	(93)	(42)
Cash dividends	(48)	(49)
Cash used for financing activities	(144)	(197)

Effect of exchange rate changes on cash	(7)	—

Change in cash	9	(16)
Cash at beginning of period	49	60
Cash at end of period	$58	$44

Free cash flow: (1)
Cash provided by operating activities	$203	$231
Capital expenditures	(44)	(40)
Proceeds from the disposition of property	4	6
Free cash flow	$163	$197

(1)        The Company defines free cash flow as cash provided by operating activities (a measure prescribed by accounting principles generally accepted in the United States of America) and the proceeds from dispositions of property, reduced by capital expenditures.